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          AGREEMENT FOR THE ACQUISITION OF INTELLECTUAL PROPERTY RIGHTS



               This Agreement dated November 20th, 1997, is entered into by and between Harvard Scientific Corp, a Nevada corporation with its principal address at 100 North Arlington Avenue, Suite 380, Reno, Nevada 89501 (hereafter "Harvard"), and Bio-Sphere Technology, Inc., a Nevada corporation with its principal address at 100 North Arlington Avenue, Suite 23P, Reno, Nevada 89501 (hereafter "Bio-Sphere").

                                   WITNESSETH

               WHEREAS, Bio-Sphere is the owner of all rights, title and interest in the intellectual property pertaining to Prostaglandin E-1 Lyophilized Liposomes for the use of treatment of Psoriasis, including, but not limited to, any patents, patents pending or other proprietary ownership thereto. Bio-Sphere hereto agrees to assign such said rights forthwith to Harvard.

               WHEREAS, upon receipt of the rights, title, and interest in the intellectual property described above, Harvard agrees to exchange 2,000,000 shares of common stock of Harvard (the "Harvard Stock") plus $150,000 cash to Bio-Sphere.

               NOW, THEREFORE, the parties hereto agree as follows:

        1. Bio-Sphere acknowledges that the shares of Harvard Stock to be issued it have not been registered under the Securities Act of 1933, as amended (the "Act") and may not be sold or transferred by Bio-Sphere accept in accordance with the provisions of the Act.

        2. The parties agree that the value of the additional technology and rights conveyed hereunder by Bio-Sphere (together with the other undertakings made by Bio-Sphere) is equal to the fair market value of the 2,000,000 shares of Harvard Stock being issued to Bio-Sphere hereunder.

        3. Harvard agrees with Bio-Sphere to use its best efforts to actively and diligently further develop, including obtaining regulatory clearance for, and promotion of, the commercial sale of the Product in the U.S. and elsewhere.



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        IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year first set forth above.


                                           HARVARD SCIENTIFIC CORP.





        Dated ____________              BY: /S/ Thomas E. Waite
                                           ---------------------------------
                                        Thomas E. Waite, President & CEO





                                        BIO-SPHERE TECHNOLOGY, INC.





        Dated _____________             BY: /S/ Don Steffens
                                           ------------------------------------
                                        Don Steffens, Vice President & Director




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